                            ASSET PURCHASE AGREEMENT
                            ------------------------

         This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 21 day of July, 1997 (the "Execution Date") by and among QBQ ENTERTAINMENT, INC., a New York corporation ("Seller") DENNIS ARFA, an individual ("Arfa"); MARQUEE MUSIC, INC., a Delaware corporation ("Marquee Music"), and THE MARQUEE GROUP, INC., a Delaware corporation ("Marquee Group"; Marquee Group and Marquee Music are hereinafter referred to collectively as "Buyer");

         WHEREAS, Seller is in the business of booking tours and appearances for musical and comedy entertainers (the "Booking Business"); and

         WHEREAS, Seller desires to sell and Buyer desires to purchase certain assets and assume certain liabilities associated with the Booking Business, all on the terms and subject to the conditions set forth herein; and

         WHEREAS, Arfa is the sole shareholder of the Seller and shall benefit from the transaction contemplated hereby.

         NOW, THEREFORE, the parties hereby agree as follows:


                                   ARTICLE 1
                               PURCHASE OF ASSETS
                               ------------------

         1.1 Transfer of Assets. On the Closing Date, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and assume from Seller, all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased by the Seller as the case may be, which are used or held for use by or relate to the Booking Business as the same shall exist on the Closing Date (the "Assets"), including but not limited to the following (but excluding the assets specified in Section 1.2 hereof):

             1.1.1 all of Seller's rights in and to the licenses, permits and other authorizations issued to Seller by any governmental authority and used directly in, or relating directly to, the conduct of the Booking Business along with renewals or modifications of such items between the date hereof and the Closing Date;

             1.1.2 all equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and other tangible personal property of every kind and description, owned, leased or held by Seller and used in the conduct of the Booking Business, and which are described more fully in Section 7.7, together with any replacements of equal quality thereof and additions thereto, made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business and consistent with past practices of the Seller;

             1.1.3 all of Seller's rights in and under such contracts, agreements, leases, commitments, purchase orders, sale orders and other agreements written or oral, relating directly or exclusively to the conduct of the Booking Business and which are described more fully in Sections 7.7, 7.8 and 7.9 (collectively, "Contracts"), together with all Contracts entered into or acquired by Seller between the date hereof and the Closing Date in the ordinary course of business and consistent with the terms of this Agreement (collectively, "Additional Contracts");

             1.1.4 all of Seller's rights in and to the trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, logos and slogans or licenses to use same owned or held by it and used directly and exclusively in, or relating directly and exclusively to, the conduct of the Booking Business, as described more fully in Section 7.12, together with any associated good will and any additions thereto between the date hereof and the Closing Date;

             1.1.5 all of Seller's rights in and to the files, records, and books of account of the Booking Business including, without limitation, executed copies of all written Contracts to be assigned hereunder; provided, however, that Seller shall for a period of six (6) years following the Closing Date have access to all of the foregoing for audit, inspection and duplication by Seller or its designees, at Seller's expense, upon reasonable prior notice during normal business hours;

             1.1.6 all of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Assets and all similar rights against third parties relating to items included in the Assets; and

             1.1.7 all accounts receivable of Seller created after the later of September 30, 1997 or the date of the Closing (the "Revenue Cut-Off Date").

         The Assets shall be transferred to Buyer free and clear of all debts, security interests, mortgages, trusts, claims, pledges, conditional sales agreements or other liens, liabilities and encumbrances whatsoever (collectively, "Encumbrances") other than Permitted Encumbrances (as hereinafter defined). As used herein, "Permitted Encumbrances" shall mean: (a) such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced prior to the Closing Date:
(i) liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate procedures, (ii) Encumbrances arising in the ordinary course of business securing obligations that (A) are not overdue for a period of more than 60 days and (B) are not in excess of $1,000 in the case of a single property or $5,000 in the aggregate at any time, (iii) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations, and (iv) liens of materialmen, warehousemen, couriers and like persons disclosed as of the date hereof; and (b) Encumbrances on furniture, fixtures or equipment incurred in connection with the purchase or lease of such furniture, fixtures or equipment in the ordinary course of business disclosed as of the date hereof.

         1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Assets shall not include the following assets along with all rights, title and interest therein which shall be referred to as the "Excluded Assets":

             1.2.1 all cash, cash equivalents or similar type investments of Seller, such as certificates of deposit, Treasury bills and other marketable securities on hand and/or in banks;

             1.2.2 all tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date, or as permitted under the terms hereof;

             1.2.3 all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business or as permitted hereunder;

             1.2.4 Seller's corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller and duplicate copies of such records as are necessary to enable Seller to file its tax returns and reports as well as any other records or materials relating to Seller generally and not involving specific aspects of the Stations's operation;

             1.2.5 Contracts of insurance and all insurance proceeds or claims made by Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

             1.2.6 any and all other claims made by Seller with respect to transactions prior to the Closing Date and the proceeds thereof;

             1.2.7 all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller or its parent organization;

             1.2.8 any and all accounts and notes receivable created on or prior to the Revenue

Cut-Off Date (the "Excluded Receivables"; without limiting the generality of the foregoing, it is understood and agreed that Excluded Receivables shall include commission receipts from tour events at venues at which performances have taken place on or prior to the Revenue Cut-Off Date, regardless of the actual date of receipt of such commission receipts); and

             1.2.9 any books and records relating to any of the foregoing.


                                   ARTICLE 2
                           ASSUMPTION OF OBLIGATIONS
                           -------------------------

         2.1 Assumption of Obligations. Subject to the provisions of this
Section 2.1 and Section 2.2, on the Closing Date, Buyer shall only assume and undertake to pay, satisfy or discharge the liabilities, obligations and commitments of Seller arising under (i) the Contracts described more fully in Sections 7.7, 7.8 and 7.9; (ii) all Additional Contracts; and (iii) any other Contracts entered into between the date hereof and the Closing Date which Buyer expressly agrees in writing to assume. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities".

         2.2 Limitation. Except as set forth in Section 2.1 hereof, Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of Seller of any nature whatsoever. Without limiting the generality of the foregoing, except as set forth in
Section 2.1, Buyer shall not assume or be liable for any liability or obligation of Seller arising out of any contract of employment, collective bargaining agreement, insurance, pension, retirement, deferred compensation or incentive bonus, or profit sharing or employee benefit plan or trust, or any judgment, litigation, proceeding or claim by any person or entity relating to any business of the Seller prior to the Closing Date, whether or not such judgment, litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date.

                                   ARTICLE 3
                                 CONSIDERATION
                                 -------------

         3.1 Purchase Price. The aggregate consideration (the "Purchase Price") for the transfer of the Assets from the Seller to the Buyer shall be Six Million One Hundred and Two Thousand Five Hundred Dollars ($6,102,500), plus the assumption at Closing of the Assumed Liabilities, plus the Additional Payments in accordance with Section 3.3.

         3.2 Payment. (a) Buyer shall pay to Seller the Purchase Price as follows: (i) the $400,000 Cash Deposit (as defined below) payable upon the execution and delivery of this Agreement; pursuant to Section 3.5; and (ii) the following amounts: (A) upon the Closing Date, $2,702,500 by wire transfer in immediately available funds to a bank designated in writing by Seller; (B) $1,000,000 by certified or official bank check in equal annual installments of $125,000 over eight (8) years the ("Installment Payments"); and (C) upon the Closing Date, by issuing shares of Class A Common Stock $.01 par value (the "Consideration Stock") of Marquee Group to Seller or its designees, with a market value as of the close of business on the date prior to the Closing Date of $2 million, such market value to be determined by the average official closing price per share of said stock from the date hereof through the date which is five (5) business days prior to the Closing Date in the market in which it is publicly traded (the "Closing Price"); provided, however, that in no event shall the Closing Price be greater than $8.50 per share of Consideration Stock for all purposes of this Agreement.

         (b) Anything contained herein to the contrary notwithstanding, the unpaid Installment Payments to be paid to the Seller pursuant to Section 3.2(a)(ii)(B) shall be paid in one lump sum within ten (10) days after Dennis Arfa ("Arfa") shall no longer be employed by Buyer (i) if Buyer shall fail to make an Offer of Comparable Employment (as hereafter defined) to Arfa at least one hundred twenty (120) days prior to the termination of Arfa's employment with Buyer, or (ii) other than by reason of his death, total disability or termination for cause as defined and pursuant to his employment agreement with Buyer as then in effect. As used herein, "Offer of Comparable Employment" shall mean an offer of employment containing (i) a minimum employment term of not less than three (3) years, (ii) a minimum initial base salary of $325,000 per annum, subject to adjustment for inflation (which shall be at least 5% per annum) and to discretionary annual increases, (iii) bonuses which are comparable to the Income Bonus and the Cash Flow Bonus in the Arfa Employment Agreement (as hereinafter defined) which the Buyer in good faith reasonably believes will result in Arfa receiving aggregate annual bonuses of not less than $200,000 based on targets of comparable difficulty and/or probability of achieving as the targets set forth in the Arfa Employment Agreement; and (iv) annual stock option grants on terms no less favorable than those contained in the Employment Agreement.

         3.3 Additional Payments. Buyer shall pay to Seller (or its designee) the following additional payments (the "Additional Payments"): (i) an aggregate amount equal to the revenues actually received by Marquee Music on or prior to the Revenue Cut-Off Date, which amount shall be paid as and when such revenues are received; (ii) an aggregate amount equal to the revenues received by Buyer with respect to Excluded Receivables, which amount shall be paid as and when such revenues are received (whether before, on or after the Revenue Cut-Off
Date) ; (iii) $150,000 on April 1st in each of 1998 and 1999; and (iv) $105,000 on April 1st in each of 2000, 2001, and 2002.

         3.4 Stock Legend. (a) In addition to any legend imposed by applicable state securities laws or the certificate of incorporation of Marquee Group, all stock issued by the Marquee Group pursuant to this Agreement, shall bear a restrictive legend stating substantially as follows:

             THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. FURTHERMORE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN HOLDING PERIODS,

             "CALL" AND "PUT" PROVISIONS SET FORTH IN THAT CERTAIN ASSET PURCHASE AGREEMENT BY AND AMONG MARQUEE MUSIC, INC., THE MARQUEE GROUP, INC., QBQ ENTERTAINMENT, INC. AND DENNIS ARFA, DATED AS OF JULY 21, 1997 (THE "AGREEMENT").

             (b) Notwithstanding the foregoing provisions of Section 3.4(a), the restrictions imposed by the legend contained in Section 3.4(a) upon the transferability of stock issued by Marquee Group hereunder shall cease and terminate when: (i) the provisions of Sections 18.1.3. and 18.2.3 shall terminate or have expired; and (ii) any such securities are or will be sold or otherwise disposed of (A) in accordance with the Registration Rights Agreement (as hereinafter defined) (B) pursuant to an exemption from the Securities Act of 1933, as amended (the "Securities Act") which is described in a written opinion of counsel reasonably satisfactory to Marquee Group or (c) by a holder who meets the requirements for the transfer of such securities pursuant to Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act. Whenever the restrictions imposed by the legend contained in Section 3.4(a) shall terminate, the holder of any securities as to which such restrictions have terminated shall be entitled to receive from Marquee Group, without expense, a new certificate or certificates not bearing the restrictive legends set forth in Section 3.4(a) and not containing any other legend.

         3.5 Deposit. Simultaneously with the execution and delivery of this Agreement, the Buyer shall pay to Seller $400,000 by wire transfer of immediately available funds into an account designated by Seller (the "Cash Deposit"). The Seller shall be permitted to utilize the Cash Deposit for its own account, and the Cash Deposit shall be non-refundable to Buyer unless this Agreement is terminated by Buyer by reason of the Seller's default in accordance with Section 17.1(a).

         3.6 Proration of Expenses.

             3.6.1 Except as otherwise provided herein, all expenses incurred prior to Closing Date arising from the conduct of the business and operations of the Booking Business shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m., local time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Assets as contemplated hereby, which shall be paid as set forth in Article 13 of this Agreement), business and license fees (including any retroactive adjustments thereof), wages and salaries of employees, including accruals up to the Closing Date for bonuses, commissions, vacations and sick pay, and related payroll taxes, utility expenses, rents and similar prepaid and deferred items attributable to the ownership and operation of the Booking Business. Real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.

             3.6.2 The prorations and adjustments contemplated by this Section, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days of the Closing Date.

             3.6.3 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 3.6.2 and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

         3.7 Additional Consideration. At the Closing, the Buyer shall issue to Seller (or its designee) and deposit additional shares of Class A Common Stock , $.01 par value, of Marquee Group having a market value equal to $500,000 based upon the Closing Price (the "Additional Stock") into an escrow account (the "Escrow Account"). The Additional Stock shall be released from the Escrow Account to the Seller if the Operating Income (as hereinafter defined) of Marquee

Music exceeds: (i) $1,000,000 in any of the first three (3) Fiscal Years (as defined below) ending after the Closing Date; or (ii) $1,250,000 in the fourth Fiscal Year ending after the Closing Date (the "Performance Goals"). For the purposes hereof, "Operating Income" shall, with respect to the applicable period, be defined as the net revenues of Marquee Music during such period derived from all Contracts and Additional Contracts and from clients or business opportunities introduced to Marquee Music by Arfa (and Adam Kornfeld), less direct operating expenses and less allocable corporate overhead expenses; provided, however, that the calculation of Operating Income shall be made without deduction for (i) Federal, state and local income taxes; (ii) the cost and expense relating to the transactions contemplated by this Agreement and any other acquisition of the equity interests or assets of a person, corporation or business entity by Buyer, including, without limitation, depreciation and amortization expense relating to any of the foregoing transactions; (iii) extraordinary depreciation and amortization expense; (iv) any advances, signing bonuses, salaries, benefits and other compensation paid to agents other than Arfa and Kornfeld who become employees of Marquee Music except to the extent that the revenues generated by such agents are included in Operating Income, in which case any such advances, signing bonuses, salaries, benefits and other compensation will be included on a proportionate basis based on the ratio of the revenues of such agents included in Operating Income to all revenues generated by such agents; and (v) any bonuses paid to Arfa (including, without limitation, the Income Bonus and Operating Bonus, as such terms are defined in the Arfa Employment Agreement); and provided, further, that any allocation of general corporate overhead expense to Marquee Music from Marquee Group shall be at the more favorable of an allocation determined by the Chief Executive Officer of Marquee Music or a percentage of such general corporate overhead expenses based on the ratio of Marquee Music's revenues to all revenues of Buyer on a consolidated basis. Subject to Section 4.2, achievement of the Performance Goals shall be based on Marquee Music's annual Financial Statements as determined by Marquee Group's independent auditors. Anything contained herein to the contrary notwithstanding, the Additional Stock shall be released from the Escrow Account to the Seller upon: (i) Arfa's resignation as an employee of Marquee Music for Good Reason, as defined in and pursuant to the Arfa Employment Agreement; or (ii) upon the termination of Arfa as an employee of Marquee Music by Buyer in breach of the Arfa Employment Agreement (each of the foregoing being hereinafter referred to as an "Acceleration Event").


                                   ARTICLE 4
                                    CLOSING
                                    -------

         4.1 Closing. Except as otherwise mutually agreed upon by Seller and Buyer, the consummation of the transactions contemplated herein (the "Closing") shall occur upon the first to occur of the following: (i) at any time determined by the Buyer, provided the Buyer has given the Seller five (5) days prior notice, within ninety (90) business days following the date on which the last of the conditions contained in Article 11 and Article 12 below have been satisfied; or (ii) at any time determined by Seller, provided, Seller has given Buyer five (5) days prior notice, at any time following the later of: (A) the date on which the conditions provided in Section 11.5 shall have been satisfied and the Seller states in such notice that it is ready, willing and able to fulfill the remaining conditions contained in Article XI; or (ii) October 1, 1997. The Closing shall be held at the offices of Buyer in New York City, or at such other place as the parties shall mutually agree upon. As used herein, the term ("Business Day") shall mean any day that is not a Saturday, Sunday or banking holiday in the State of New York.

         4.2 Operating Income Statements. (a) Buyer shall deliver to Seller within thirty (30) days after the end of each Fiscal Year of Marquee Music (defined as October 1st to September 30th), a written calculation (the "Annual Statement"), in reasonable detail, of the Operating Income for such Fiscal Year, which Annual Statement shall include a profit and loss statement, statement of cash flow and a balance sheet. Except as otherwise required pursuant to this Agreement, the calculation of Operating Income to be made hereunder shall be determined in accordance with generally accepted accounting principles consistently applied, shall be in accordance with the books and records of Marquee Music and shall be consistent with the audited financial statements of Buyer.

         (b) In the event that Seller shall dispute the calculation of the Operating Income for any

Fiscal Year, Seller shall notify Buyer in writing no later than sixty (60) days after receipt of the Annual Statement. In the event of such dispute such calculation shall be submitted to a Big Six Firm mutually agreed upon by Buyer and Seller for review and recalculation (or, if the Buyer and the Seller cannot agree on such Big-Six Firm within twenty (20) days after such written notification has been delivered to the Buyer, Buyer and Seller shall within twenty (20) days thereafter each select a Big-Six Firm and such two Big-Six Firms shall select a third Big-Six Firm, and such dispute shall be submitted to such third Big-Six Firm as aforesaid for review and recalculation or, if such third Big-Six Firm shall not for any reason have been designated within such twenty (20) day period, then a Big-Six Firm (which shall in any event not be a Big Six Firm regularly employed by the Buyer) shall be designated as promptly as is practicable by the American Arbitration Association in accordance with its rules then obtaining and such dispute shall be submitted to such Big-Six Firm so designated for review and recalculation). The Big-Six Firm(s) ultimately undertaking such review and recalculation is hereinafter sometimes hereinafter referred to as the "Accountants" and the determination of the Accountants as to the amount of Operating Income shall be final and binding upon the parties. Any such review and recalculation shall be made in accordance with the definition of Operating Income and other guidelines contained in this Agreement. The fees, costs and expenses of such review and recalculation shall be borne by Seller unless the Operating Income calculated by the Accountants shall exceed the Operating Income set forth in the Annual Statement by more than seven and one-half percent (7.5%) in which case such fees, costs and expenses shall be borne by Buyer. Buyer agrees to cooperate with the Accountants and to provide all such information as is reasonably necessary to the Accountants in the performance of their review and recalculation.


                                   ARTICLE 5
                                   [RESERVED]
                                   ----------

                                   ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

         Buyer hereby jointly and severally makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall remain true and correct in all material respects through and including the Closing Date, shall be unaffected by any notice to Seller other than in the Disclosure Schedule (as defined herein) and shall survive the Closing to the extent provided in Section 16.4.

         6.1 Organization and Standing. Each of the Buyers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and are duly qualified to do business and shall be in good standing in the State of New York at the Closing Date.

         6.2 Authorization and Binding Obligation. Buyer has all necessary power and authority to enter into and perform this Agreement, the Escrow Agreement, the Registration Rights Agreement (as defined in Section 12.5), the Assumption Agreement (as defined in Section 15.2.5), Kornfeld Employment Agreement (as defined in Section 11.2) and the Arfa Employment Agreement, (all of such agreements other than this Agreement being hereinafter referred to collectively as "Transaction Agreements") and the transactions contemplated hereby and thereby, and to own or lease the Assets and to carry on the Booking Business as it is now being conducted, and Buyer's execution, delivery and performance of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes, and the Transaction Agreements will constitute the valid and binding obligation of Buyer, enforceable in accordance with their terms, except as limited by laws affecting creditors' rights or equitable principles generally.

         6.3 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement and the Transaction Agreements by Buyer: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to Buyer; and (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Buyer is now subject, including, without limitation, the Charter and By-laws (and any other organizational documents or certificates) of each of the Buyers.

         6.4 Litigation and Compliance with Law. There is no litigation, administrative, arbitration or other proceeding, or petition, complaint or investigation before any court or governmental body, pending, or to the knowledge of Buyer, threatened against Buyer or any of its principals that would adversely affect Buyer's ability to perform its obligations pursuant to this Agreement or the Transaction Agreements. There is no violation of any law, regulation or ordinance or any other requirement of any governmental body or court which would have a material adverse effect on Buyer or its ability to perform its obligations pursuant to this Agreement or the Transaction Agreements.

         6.5 Issuance of Consideration Stock. The Consideration Stock and the Additional Stock, when issued, will be validly issued, fully paid and non-assessable, will not be subject to any preemptive rights and will not be subject to any Encumbrances other than those created by this Agreement and the Transaction Agreements.

         6.6 SEC Documents. (a) The Common Stock of Marquee Group is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to the best of its knowledge, Marquee Group has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by the Company with the SEC. Marquee Group has delivered to the Seller true and complete copies of (i) its annual reports on Form 10-K and quarterly reports on Form 10-Q for its 1996 fiscal year and for the quarter ending March 31, 1997, (ii) proxy statements, information and solicitation materials filed by it with the SEC, and (iii) each other report, registration statement, proxy statement and other document filed with the SEC since the filing of its most recent Form 10-K (all of the foregoing, collectively, the "SEC Documents").

         (b) To the best knowledge of Marquee Group, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         6.7 Financial Statements. (a) Attached hereto as Schedule 6.7 are the audited balance sheet of the Marquee Group at December 31, 1996 (the "Balance Sheet"), and the related audited statements of income, retained earnings and cash flows for the fiscal year then ended, in each case certified by Ernst & Young LLP, the independent certified public accountant for Buyer and the unaudited balance sheet of the Marquee Group of March 31, 1997, and the related statements of income, retained earning and cash flows for such period (collectively, the "Buyer Financial Statements").

         (b) To the best knowledge of Marquee Group, the Buyer Financial Statements and the financial statements of Marquee Group included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except
(a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Buyer as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         6.8 No Material Adverse Change. Since March 31, 1997, the date through which the most recent quarterly report of Buyer on Form 10-Q has been prepared and filed with the SEC, a copy of which is included in the SEC Documents, and until the date hereof, there has been no material adverse change in the businesses, properties, prospects, operations or financial condition of Buyer and its Affiliates (as such term is defined in the Securities Act of 1993, as amended), except as otherwise disclosed or reflected in other SEC Documents.


                                   ARTICLE 7
               REPRESENTATIONS AND WARRANTIES OF SELLER AND ARFA
               -------------------------------------------------

         Subject to Section 19.4, Seller and Arfa hereby jointly and severally make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct in all material respects to and including the Closing Date, shall be unaffected by any notice to Buyer other than in the Disclosure Schedule (as defined herein) and shall survive the Closing to the extent provided in Section 16.4. Such representations and warranties are subject to, and qualified by, any fact or facts disclosed in the separate Disclosure Schedule which is hereby made a part of this Agreement (the "Disclosure Schedule").

         7.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is duly qualified to do business in the State New York and has the corporate power and authority to own, lease and operate the Assets and to carry on the Booking Business as now being conducted and as proposed to be conducted by Seller between the date hereof and the Closing Date.

         7.2 Authorization and Binding Obligation. Seller has the corporate power and authority to enter into and perform this Agreement and the Transaction Agreements (other than the Arfa

Employment Agreement and Kornfeld Employment Agreement), and the transactions contemplated hereby and thereby, and Seller's execution, delivery and performance of this Agreement, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes, and the Transaction Agreements (other than the Arfa Employment Agreement and Kornfeld Employment Agreement) will constitute, the valid and binding obligation of Seller enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally.

         7.3 Absence of Conflicting Agreements or Required Consents. Except as set forth in Section 7.3 of the Disclosure Schedule and Exhibit 11.5 attached hereto with respect to consents required in connection with the assignment of certain Contracts (it being agreed that Seller shall not be required to deliver the consents set forth in said Exhibit 11.5), the execution, delivery and performance of this Agreement by Seller: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which it or the Assets are bound; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, agreement, instrument, license or permit to which Seller or the Assets is now subject; and (d) will not result in the creation of any lien, charge or encumbrance on any of the Assets, except to the extent that any such matter or matters referred to in sub parts (a) through (d) would not in the aggregate have a material adverse effect on the Buyer.

         7.4 Government Authorizations. There are no material licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the Booking Business in the manner and to the full extent it is presently conducted, the failure of which to have or obtain would have a material adverse effect upon the Booking Business.

         7.5 [RESERVED]

         7.6 Taxes. Except as set forth on Section 7.6 of the Disclosure Schedule, Seller has filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable. All returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in a material amount other than as shown on such returns and forms are required to be paid and have been paid by Seller. There are no present disputes as to taxes of any nature payable by Seller which in any event could materially adversely affect any of the Assets or the Booking Business.

         7.7 Personal Property.

             7.7.1 Section 7.7 of the Disclosure Schedule contains a list of all material tangible personal property and assets owned and leased by the Seller and used primarily or exclusively in the conduct of the Booking Business. Except as may be subject to lease agreements of the Seller (the "Personal Property Contracts") and except for Permitted Encumbrances, Seller owns and has, and will have on the Closing Date, good title to all such property (and to all other tangible personal property and assets to be transferred to Buyer hereunder), and none of such property is, or at the Closing will be, subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or Encumbrance. All of the items of the tangible personal property and assets included in the Assets are in all material respects in reasonable operating condition (ordinary wear and tear excepted) and are available for immediate use in the conduct of the business and operations of the Seller. The properties listed in said Section 7.7 include all such properties used to conduct in all material respects the business and operations of the Seller as now conducted.

             7.7.2 The Personal Property Contracts listed on such Section 7.7 constitute valid and binding obligations of Seller to Seller's and Arfa's actual knowledge, such Personal Property Contracts are in full force and effect as of the date hereof and will on the Closing Date constitute valid and binding obligations of Seller. Seller is not in default under any of such Personal Property Contracts and has not received or given written notice of any default thereunder from or to any of the other parties thereto. Seller is not aware that any other party to such Personal Property Contracts is in default with respect thereto. Seller will use reasonable efforts to obtain all required third-party consents from all third parties to the Personal Property Contracts to be conveyed and assigned to Buyer as part of the Assets, so as to insure the Buyer will enjoy all of the privileges of Seller thereunder. Except as set forth in
Section 7.7 of the Disclosure Schedule, Seller has full legal power and authority to assign its rights under the Personal Property Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and to Seller's actual knowledge, such assignment will not affect the validity and enforceability of any of the Personal Property Contracts. Neither Seller nor Arfa has received any notice from any party to any of the Personal Property Contracts disputing the enforceability of any such agreements.

         7.8 Real Property.

             7.8.1 Section 7.8 to the Disclosure Schedule contains a complete and accurate list of all real property leased by the Seller (collectively the "Real Estate Contracts") and a summary of the applicable leases, Seller owns no real property.

             7.8.2 The Real Estate Contracts listed on such Section 7.8 constitute valid and binding obligations of Seller and, to Seller's and Arfa's knowledge, of all other persons purported to be parties thereto and are in full force and effect as of the date hereof and will on the Closing Date constitute valid and binding obligations of Seller and, to Seller's and Arfa's actual knowledge, of all other persons purported to be parties thereto and shall be in full force and effect. Seller is not in default under any of such Real Estate Contracts and has not received or given written notice of any default thereunder from or to any of the other parties thereto. Seller is not aware that any other party to such Real Estate Contract is in default with respect thereto. Seller has or will obtain all required third party consents from all third parties to the Real Estate Contracts to be conveyed and assigned to Buyer as part of the Assets, so as to insure that Buyer will enjoy all of the privileges of Seller thereunder. Except as set forth in Section 7.8 of the Disclosure Schedule, Seller has full legal power and authority to assign its rights under the Real Estate Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any of the Real Estate Contracts.

         7.9 Contracts. Section 7.9 of the Disclosure Schedule lists and describes all Contracts of the Seller as of the date of this Agreement which shall be assumed by the Buyer as of the Closing Date. Notwithstanding the foregoing, if it is discovered before Closing that Seller failed to list a contract in said Section 7.9 which was required to be listed, then the Buyer may elect in its sole discretion to accept or reject such contract.

         7.10 Status of Contracts. Except as noted in Section 7.9 of the Disclosure Schedule, Seller has delivered to Buyer true and complete copies of all written Contracts, including any and all amendments and other modifications to such Contracts. To the actual knowledge of Arfa and the Seller, all Contracts are valid, binding and enforceable by Seller in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. To the Seller's and Arfa's knowledge, Seller has complied in all material respects with all Contracts and is not in default beyond any applicable grace periods under any of the Contracts, and the Seller is not aware that any other contracting party is in default under any of the Contracts. Except as set forth in Section 7.9 of the Disclosure Schedule, Seller has full legal power and authority to assign its respective rights under the Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and to Seller's and Arfa's actual knowledge, such assignment will not affect the validity and enforceability of any of the Contracts.

         7.11 Copyrights, Trademarks and Similar Rights. Seller has no copyrights, trademarks, trade names, licenses, patents, permits, and other similar intangible property rights and interests, whether applied for, issued to, or owned by the Seller, or under which Seller is a licensee or franchisee and used exclusively or primarily in the conduct of the business and operations of the Seller.

         7.12 Financial Statements. Seller has delivered to Buyer complete audited copies of the statement of income and the balance sheet for Seller for the period ending December 31, 1996 and December 31, 1995, a compilation copy of the statement of income and balance sheet for Seller for the period ending December 31, 1994 and an unaudited statement of income and balance sheet for the four (4) months ending April 30, 1997 (collectively, the "Seller Financial Statements"). The

Seller Financial Statements have been prepared in accordance with the books and records of the Seller and accurately represent and present fairly the financial condition and results of operations of the Seller for the periods indicated. From April 30, 1997, there has been no material adverse change in the business, property, assets or condition (financial or otherwise) of the Seller and (except for the transaction contemplated herein) Seller has operated the Booking Business in all respects only in the ordinary course of business.

         Except for (a) liabilities as and to the extent reflected or reserved against in the Seller Financial Statements, (b) liabilities not yet due and payable or obligations to be performed or satisfied after the date hereof under contracts and agreements listed in the Disclosure Schedule, or excluded from the Disclosure Schedule pursuant to the terms of this Agreement, (c) liabilities incurred between April 30, 1997 and the date hereof in the ordinary and usual course of business (including tax liabilities resulting solely from the normal operations of the Seller during such period) and (d) any other liabilities disclosed in this Agreement or in the Disclosure Schedule, Seller has no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, of a nature customarily reflected in financial statements reflecting the accrual basis of accounting.

         7.14 Personnel Information.

             7.14.1 Section 7.14 of the Disclosure Schedule contains a true and complete list of all persons employed by the Seller. Seller has not received notification that any of the current key employees of Seller presently plan to terminate their employment, whether by reason of the transactions contemplated hereby or otherwise and Seller shall immediately notify Buyer upon receipt of any such notice. The representations and warranties set forth herein shall not be deemed to be materially changed if the Company terminates its employment relationship with or hires any non-key employee prior to the Closing.

             7.14.2 Seller is not a party to any Contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller. During the past three (3) years, Seller has not experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed or other significant labor difficulties of any nature.

             7.14.3 Except as disclosed in Section 7.14 of the Disclosure Schedule, Seller has complied in all material respects with respect to any laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes, the failure of which to comply with would have a material adverse effect on the Seller.

         7.15 Litigation. Except as set forth in Section 7.15 of the Disclosure Schedule, Seller is subject to no judgment, award, order, writ, injunction, arbitration decision or decree materially adversely affecting the conduct of the Booking Business or the Assets, and there is no litigation or proceeding or, to the Seller's knowledge, investigation pending or, to the Seller's and Arfa's knowledge, threatened against Seller in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the business, property, assets or condition (financial or otherwise) of the Seller or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

         7.16 Compliance With Laws. Except as set forth in Section 7.16 of the Disclosure Schedule, Seller has not received any notice asserting any non-compliance by it in connection with the business or operation of the Seller with any applicable statute, rule or regulation, federal, state or local. Seller is not in default with respect to any judgment, order, injunction or decree as to which it is a named party of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Seller has not received notice that it is not in compliance in all material respects with all laws, regulations and governmental orders applicable to the conduct of its business and operations, the failure to comply with which would have a material adverse effect on the business, operations or financial condition of the Seller.

         7.17 Employee Benefit Plans. Section 7.17 of the Disclosure Schedule contains a true and complete list as of the date of this Agreement of all employee benefit plans applicable to the employees of Seller. Seller maintains no other employee benefit plan as the term is defined in Section 3 of the Employee Retirement Income Security Act of 1984, as amended, applicable to the employees of Seller.

         7.18 Business. Seller is involved primarily in the Booking Business and holds no equity interests in any other business other than the Booking Business.

         7.19 Accuracy of Information. No written statements made by Seller herein and no information provided by Seller herein or in the documents, instruments or other written communications made or delivered directly by Seller to Buyer in connection with the purchase and sale of the Assets contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. To the extent that a representation or other information is made to the Seller's knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.


                                   ARTICLE 8
                               COVENANTS OF BUYER
                               ------------------

         8.1 Closing. On the Closing Date, Buyer or its assignee shall purchase the Assets from Seller as provided in Article 1 hereof and shall assume the Assumed Liabilities of Seller as provided in Article 2 hereof.

         8.2 Notification. Buyer shall notify Seller of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby.

         8.3 No Inconsistent Action. Buyer shall not take any other action which is materially inconsistent with its obligations under this Agreement.

         8.4 Buyer's Post-Closing Covenant. Buyer, for a period of six (6) years following the Closing Date, shall make available for audit and inspection by Seller and its representatives for any reasonable purpose all records, files, documents and correspondence transferred to it hereunder. Buyer shall at no time dispose of or destroy any such records, files, documents and correspondence without giving sixty (60) days prior notice to Seller to permit Seller, at its expense, to examine, duplicate or take possession of and title to such records, files, documents and correspondence. All personnel records shall be maintained as confidential if required by any applicable state or federal law.

         8.5 Issuance of Consideration Stock. The Consideration Stock and the Additional Stock, when issued, will be validly issued, fully paid and non-assessable.

         8.6 Name. Buyer shall comply with the last sentence of Section 11.10.


                                   ARTICLE 9
                              COVENANTS OF SELLER
                              -------------------

         9.1 Seller's Pre-Closing Covenants. Seller and Arfa covenant and agree with respect to Seller's operations that between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, Seller shall act in accordance with the following:

             9.1.1 Seller shall and Arfa shall cause the Seller to conduct its business and operations in the ordinary and prudent course of business and with the intent of preserving its ongoing operations and assets including, but not limited to, using its best efforts to retain the services of key employees.

             9.1.2 Seller shall and Arfa shall cause the Seller to use commercially reasonable efforts to preserve its operations intact and to preserve its relations with its customers, suppliers and others having business relations with the Seller and continue to conduct its financial operations, including its credit and collection policies, in the ordinary course of business with substantially the same effort, and to substantially the same extent, and in the same manner, as in the prior conduct of its business.

             9.1.3 Seller shall and Arfa shall cause the Seller to not, other than in the ordinary course of business or after receiving Buyer's prior written approval: (i) sell or dispose of or commit to sell or dispose of any of the Assets; (ii) grant or agree to grant any general increases in the rates of salaries or compensation payable to its employees; (iii) except as provided in
Section 11.2, grant or agree to grant any specific bonus or increase to any of its executive or management employees; or (iv) provide for any new pension, retirement or other employment benefits for its employees or any increases in any existing benefits.

             9.1.4 Seller shall and Arfa shall cause the Seller to provide Buyer prompt written notice of any material change in any of the information contained in the representations and warranties made in Article 7 hereof, or any Exhibits or Schedules herein or attached hereto.

             9.1.5 Seller may enter into or renew any contract, agreement, commitment or other understanding or arrangement in the ordinary course of business; provided, however, that the fixed liability of Seller under said contracts to be assumed by Buyer at Closing shall not exceed Five Thousand Dollars ($5,000) per contract or Fifty Thousand Dollars ($50,000) in the aggregate, without the written approval of the Buyer.

             9.1.6 The Seller shall and Arfa shall cause the Seller to give the Buyer and the Buyer's counsel, accountants, engineers and other representatives, full and reasonable access during normal business hours (upon reasonable prior notice) to all of the Seller's personnel, properties, books, contracts, reports and records, including financial information and tax returns with supporting work papers to all real estate buildings and equipment relating to its operations, and to its employees in order that the Buyer may have full opportunity to make such investigation as it desires of the affairs of the Seller. Seller shall and Arfa shall cause the Seller to furnish Buyer with information and copies of all documents and agreements including, but not limited to, financial and operating data and other information concerning the financial condition, results of operations and business of the Seller, that the Buyer may reasonably request in order to complete the Buyer's due diligence examination of the Seller. The rights of the Buyer under this Section shall not be exercised in such a manner as to materially interfere with the business of the Seller.

             9.1.7 Notwithstanding anything in this Agreement to the contrary, Seller may enter into any contract without the consent of Buyer, but if any such contract is outside the scope of the restrictions set forth in this
Section 9.1, Buyer shall not be obligated to accept and assume such contract at Closing.

             9.1.8 Seller shall and Arfa shall cause the Seller to use reasonable efforts to maintain the employment with the Seller the "key employees" listed in part (a) of Section 7.14 of the Disclosure Schedule. Between the date hereof and for a period of three (3) years from the Closing Date, neither the Seller nor any executive officer of Seller shall and Arfa shall cause the Seller to, directly or indirectly, through any agent or otherwise, hire or solicit the employment of any of the "key employees" listed in part (a) of Section 7.14 of the Disclosure Schedule, who are hired by Buyer at or after the Closing, or who are subject to non-competition agreements with Buyer (but only to the extent limited by such non-competition agreements), except as agreed to in writing by Buyer and Seller.

             9.1.9 Within thirty-five (35) days of the end of each month, Seller shall and Arfa shall cause the Seller to deliver to Buyer at Buyer's request an unaudited statement of revenue and expenses of the Seller for the month then ended. The monthly statements of revenue and expenses shall be certified by the Chairman or President of Seller, shall be true and complete to the best of Seller's knowledge and shall fairly and accurately represent the results of operation of the Seller for the period covered by such reports and statements. Seller shall and Arfa shall cause the Seller to also furnish to Buyer any and all other information at such times as is customarily prepared by Seller concerning the financial condition of the Seller as Buyer may reasonably request.

             9.1.10 The Seller shall and Arfa shall cause the Seller to cooperate with the Buyer by providing the Buyer with such financial and accounting records as Buyer may reasonably request in connection with the preparation of financial statements of the Seller.

             9.1.11 Seller shall and Arfa shall cause the Seller to use reasonable commercial efforts to assist Buyer in obtaining employment agreements with those of Seller's employees who Buyer desires to employ (it being understood and agreed that the Seller shall not be obligated to expend any monies pursuant to this Section 9.1.11).

         9.2 Notification. Seller shall and Arfa shall cause the Seller to notify Buyer of any material litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Seller which would materially adversely affect the transactions contemplated hereby.

         9.3 No Inconsistent Action. Seller shall not and Arfa shall cause the Seller to take any action which is materially inconsistent with its obligations under this Agreement.

         9.4 Closing Covenant. On the Closing Date, Seller shall and Arfa shall cause the Seller to transfer, convey, assign and deliver to Buyer the Assets and the Assumed Liabilities as provided in Articles 1 and 2 of this Agreement.

         9.5 Restrictions on Transfer. Except as otherwise permitted by the terms of this Agreement, the Seller will not and Arfa Shall not permit the Seller to, during the period commencing on the Closing Date and ending on the second anniversary of the Closing Date: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, or dispose of, directly or indirectly, any of the Consideration Stock or Additional Stock; or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Consideration Stock or the Additional Stock owned by the Seller, whether any such transaction described in clause (1) or
(2) above is to be settled by delivery of the Consideration Stock or Additional Stock, in cash or otherwise.

         9.6 Audits. The Seller shall and Arfa have caused the Seller to deliver to the Buyer audits of the Seller's statement of income and balance sheet for the periods ending December 31, 1995 and December 31, 1996 (the "Audits"). Seller shall, and Arfa shall cause the Seller to, use reasonable efforts to cause David Berdon & Co, LLP, to prepare audited financial statements which the Buyer can use in any of Buyer's filings with the Securities and Exchange Commission, including providing comfort letters with respect thereto. Buyer shall be responsible for the fees and expenses of David Berdon & Co., LLP, in connection with the preparation of the Audits and the other financial statements to be delivered pursuant to this Section 9.6.


                                   ARTICLE 10
                                JOINT COVENANTS
                                ---------------

         Buyer, Seller and Arfa covenant and agree that between the date hereof and the earlier of the termination of this Agreement pursuant to Section 17.1 or Closing Date, they shall act in accordance with the following:

         10.1 Conditions. If any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use best efforts to cure the event as expeditiously as possible.

         10.2 Confidentiality. Buyer shall continue to observe the provisions of the Confidentiality Agreement dated as of April 14, 1997, among Seller, Marquee Group and SFX Broadcasting, Inc.

(the "Confidentiality Agreement"). In addition, Seller shall, and Arfa shall cause the Seller to, each keep confidential all confidential information obtained by it with respect to the Buyer in connection with this Agreement and the negotiations preceding this Agreement in accordance with the terms of the Confidentiality Agreement as if Marquee Group were the "Company" as such term is defined in the Confidentiality Agreement". Notwithstanding the foregoing, the Buyer shall be permitted to issue a press release announcing this transaction and the economic terms contained herein upon the execution hereof; provided, however, that Seller shall have the right to approve any such press release.

         10.3 Cooperation. Buyer and Seller shall and Arfa shall cause the Seller to cooperate fully with each other in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any affiliated entity.

         10.4 Consents to Assign. To the extent that any Contract set forth in
Section 7.3 of the Disclosure Schedule is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any Assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. In those cases where consents, assignments, releases and/or waivers have not been obtained at, or prior to the Closing Date to the transfer and assignment to the Buyer of the Contracts, this Agreement and any Assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Seller to the Buyer of all of Seller's rights, benefits, title and interest in and to the Contracts, and where necessary or appropriate, the Buyer shall be deemed to be the Seller's Agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such Contracts. Seller shall use its reasonable efforts to provide the Buyer with the benefits of such Contracts (including, without limitation, permitting the Buyer to enforce any rights of Seller arising under such Contracts), and the Buyer shall, to the extent the Buyer is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such Contracts.

         10.6 Bulk Sales Laws. The Buyer hereby waives compliance by Seller with the provisions of the "bulk sales" or similar laws of any state. Seller agrees to indemnify the Buyer and hold it harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by the Buyer or any affiliate as a result of any failure to comply with any "bulk sales" or similar laws.

         10.7 Employee Matters. Buyer may, but shall not be obligated, to hire substantially all of the employees of the Seller immediately following the Closing. Seller shall be responsible for all salary and benefits of the employees of the Seller for the period prior to the Closing Date. All employees of the Seller shall cease active participation in all of Seller's employee benefit plans on the Closing Date, in accordance with the terms of such plans.


                                   ARTICLE 11
                         CONDITIONS OF CLOSING BY BUYER
                         ------------------------------

         The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         11.1 Representations, Warranties and Covenants.

              11.1.1 All representations and warranties of Seller made in this Agreement shall be true and complete in all material respects as of the date hereof, and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

              11.1.2 All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to Closing Date shall have been complied with or performed in all material respects.

              11.1.3 Buyer shall have received a certificate, dated as of the Closing Date, executed by a senior executive officer of Seller, to the effect that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date, as if made on and as of that date, and that Seller has complied with or performed all terms, covenants and conditions to be complied with, or performed by it in all material respects on or prior to the Closing Date.

         11.2 Employment Agreements. Dennis Arfa and Adam Kornfeld shall have entered into employment agreements with Buyer (the "Arfa Employment Agreement") and (the "Kornfeld Employment Agreement", as applicable) in the forms attached hereto as Exhibit B.

         11.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto, which would render it unlawful as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         11.4 Legal Opinion. Seller shall have delivered to Buyer a written opinion of its counsel (which may be Grubman Indursky & Schindler, P.C. or Kramer, Levin, Naftalis and Frankel or other counsel reasonably satisfactory to Buyer), dated as of the Closing Date, addressed to Buyer substantially in the form attached hereto as Exhibit D.

         11.5 Third-Party Consents. Seller shall have obtained and shall have delivered to Buyer all third party consents to the Contracts contemplated by
Section 7.3 of the Disclosure Schedule, it being understood and agreed that the Seller shall not be required to deliver those consents described on Exhibit
11.5 hereto.

         11.6 Closing Documents. Seller shall have delivered or caused to be delivered to Buyer on the Closing Date, the Bill of Sale in the form attached hereto as Exhibit C, and the documents required to be delivered pursuant to
Section 15.1.

         11.7 Financing Statements. Seller shall have delivered to Buyer releases, if any, under the Uniform Commercial Code of any financing statements filed against any Assets in the jurisdiction in which the Assets are, and have been located since such Assets were acquired by Seller, except for purchase money, leasehold or informational filings made by equipment, vendors or lessors on lease obligations or purchase money being specifically assumed by Buyer as set forth in Section 7.7 of the Disclosure Schedule.

         11.8 Employee Notification. Seller shall have delivered to Buyer an Employee Notification substantially in the form attached hereto as Exhibit E.

         11.9 Escrow Agreement. Seller shall have entered into the Escrow Agreement.

         11.10. Change of Name. Marquee Music shall file a Certificate of Amendment with the Secretary of State of the State of Delaware amending the Certificate of Incorporation of Marquee Music so as to change the name of Marquee Music to "QBQ Entertainment, Inc., a division of the Marquee Group, Inc.," such Certificate of Amendment shall be substantially in the form of
Exhibit 11.10 hereto. After such change, Buyer hereby covenants and agrees that Marquee Music's name shall be "QBQ Entertainment, Inc., a division of the Marquee Group, Inc., and that the name of Marquee Music shall not be changed again for a period of five (5) years without Seller's consent which shall not be unreasonably withheld.


                                   ARTICLE 12
                        CONDITIONS OF CLOSING BY SELLER
                        -------------------------------

         The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the

Closing Date, of each of the following conditions:

         12.1 Representations, Warranties and Covenants.

              12.1.1 All representations and warranties of Buyer made in this Agreement shall be true and complete in all material respects as of the date hereof, and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

              12.1.2 All the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

              12.1.3 Seller shall have received a certificate, dated as of the Closing Date, executed by senior executive officers of Buyer, to the effect that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date, as if made on and as of that date, and that Buyer has complied with or performed all terms, covenants and conditions to be complied with or performed by it in all material respects on or prior to the Closing Date.

         12.2 Employment Agreements. The Buyer shall have entered into the: (i) Arfa Employment Agreement and make the Loan (as defined therein) on the Closing Date; and (ii) Kornfeld Employment Agreement on or prior to the Closing Date.

         12.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no other, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto, which would render it unlawful as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         12.4 Legal Opinion. Buyer shall have delivered to Seller an opinion of its counsel, dated as of the Closing Date, addressed to Seller substantially in the form attached hereto as Exhibit F.

         12.5 Registration Rights Agreement. The Buyer shall have entered into a Registration Rights Agreement for the Consideration Stock and the Additional Stock substantially in the form attached hereto as Exhibit G (the "Registration Rights Agreement").

         12.6 Escrow Agreement. The Buyer and the Seller shall have entered into the Escrow Agreement.

         12.7 Consideration Stock. The Buyer shall have delivered the Consideration Stock to the Seller.

         12.8 Additional Stock. The Buyer shall have deposited the Additional Stock described in Section 3.5 into the Escrow Account.

         12.9 Closing Documents. Buyer shall have delivered or cause to be delivered to Seller, on the Closing Date, the documents required to be delivered pursuant to Section 15.2.

         12.10 Change of Name. Seller shall have delivered to Buyer a duplicate original of a Certificate of Amendment, substantially in the form of Exhibit
12.10 attached hereto, amending the charter of the Seller to so as to change the name of Seller to DLA Holding Corporation. Seller shall file such Certificate of Amendment with the Secretary of State of the State of New York simultaneously with the Closing.


                                   ARTICLE 13
                       TRANSFER TAXES; FEES AND EXPENSES
                       ---------------------------------

         13.1 Expenses. Except as set forth in Section 13.2 hereof, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

         13.2 Transfer Taxes and Similar Charges. All costs of transferring the Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne by Seller.


                                   ARTICLE 14
                          COMMISSIONS OR FINDER'S FEE
                          ---------------------------

         14.1 Buyer's Representation and Agreement to Indemnify. Buyer represents and warrants to Seller that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement, or any matter related hereto to any person or entity except to The Sillerman Companies. Buyer further agrees to indemnify, defend and hold Seller harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by The Sillerman Companies, or any other person or entity based on any such arrangement or agreement made or alleged to have been made by Buyer. Buyer shall be solely responsible for any fees due to The Sillerman Companies.

         14.2 Seller's Representation and Agreement to Indemnify. Seller represents and warrants to Buyer that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement, or any matter related hereto to any person or entity. Seller further agrees to indemnify, defend and hold Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by Seller.


                                   ARTICLE 15
                      DOCUMENTS TO BE DELIVERED AT CLOSING
                      ------------------------------------

         15.1 Seller's Documents. At the Closing, Seller shall and Arfa shall cause the Seller to deliver or cause to be delivered to Buyer the following (which shall be executed by Seller as applicable):

              15.1.1 Certified resolutions of the Board of Directors of Seller approving the execution and delivery of this Agreement and each of the other documents and authorizing the consummation of the transactions contemplated hereby and thereby;

              15.1.2 A certificate, dated the Closing Date, by Seller containing the statement described in Section 11.1.3 above,

              15.1.3 Governmental Certificates showing that Seller is duly incorporated and in good standing in the State of New York, dated not more than forty-five (45) days before the Closing Date;

              15.1.4 Articles of Incorporation and Bylaws of Seller certified by Seller's secretary as of the Closing Date;

              15.1.5 Bill of Sale;

              15.1.6 The opinion letter of Seller's counsel referenced in Sections 11.4 above; and

         15.2 Buyer's Documents. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following (which shall be executed by Buyer as applicable):

              15.2.1 The Purchase Price in accordance with Section 3.3 hereof and the Loan;

              15.2.2 A certificate, dated the Closing Date, by Buyer in the form containing the statement described in Section 12.1.3 above.

              15.2.3 The opinion of Buyer's counsel, dated the Closing Date, to the effect set forth in Section 12.4;

              15.2.4 Governmental certificates showing that Buyer is duly incorporated and in good standing in the State of Delaware and qualified and in good standing in the State of New York dated not more than forty-five (45) days before the Closing Date;

              15.2.5 An assignment and assumption agreement substantially in the form of Exhibit 15.2.5, effecting the assumption of the Assumed Liabilities (the "Assumption Agreement");

              15.2.6 Certified resolutions of the Board of Directors of each Buyer approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein, and authorizing the consummation of the transactions contemplated hereby and thereby;

              15.2.7 Articles of Incorporation and Bylaws of each Buyer certified by each Buyer's secretary as of the Closing Date; and

              15.2.8 The Arfa Employment Agreement and the Kornfeld Employment Agreement.

              15.2.9 The Registration Rights Agreement.

              15.2.10 The Additional Stock and the Letter of Credit shall be deposited into the Escrow Account with copies of these items delivered to the Seller.


                                   ARTICLE 16
                                INDEMNIFICATION
                                ---------------

         16.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

              (a) "Losses" shall mean any and all losses, claims, shortages, damages, liabilities or expenses (including interest, penalties and reasonable attorneys' fees and disbursements and other professional fees) suffered, sustained or incurred by any indemnified person arising from any such matter which is the subject of indemnification under this Agreement; provided, that the amount of Losses of any indemnified person under this Agreement shall not include the amount, if any, of insurance proceeds that such indemnified person (including the Buyer in the event of an indemnification under Section 16.2) shall have received that are paid because of the event, or matter the existence or occurrence of which gave rise to such indemnification.

         16.2 Seller's Indemnities. Seller and Arfa hereby agree (subject to
Section 19.4) to indemnify, defend and hold Buyer harmless with respect to any and all Losses asserted against, resulting from, imposed upon or incurred by Buyer relating to or arising out of:

              16.2.1 Any and all liabilities, obligations, or commitments of Seller not included in the Assumed Liabilities of any nature, whether absolute, accrued, contingent, or otherwise, including those relating to all periods prior to the Closing, whether the claim is asserted prior to or after the Closing, by reason of or resulting from liabilities or obligations of or claims against Seller or Arfa in connection with Seller's operations prior to the Closing, (it being understood and agreed that the liabilities, obligations, or commitments of Seller included in the Assumed Liabilities are being assumed by the Buyer pursuant to Section 2.1);

              16.2.2 The breach of any of the representations, warranties, covenants, conditions or agreements of Seller or Arfa set forth in this Agreement and the Transaction Agreements;

              16.2.3 Any failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby;

              16.2.4 The failure of Seller or Arfa to pay, perform or discharge when due any of Seller's obligations, liabilities or Contracts not assumed by Buyer pursuant to this Agreement;

              16.2.5 The litigation (if any) listed on Section 7.15 of the Disclosure Schedule; and

              16.2.6 Any employee benefit plan maintained by Seller.

         16.3 Buyer's Indemnities. Buyer hereby agrees to indemnify, defend and hold Seller harmless with respect to any and all Losses asserted against, resulting from, imposed upon or incurred by Seller relating to or arising out of:

              16.3.1 The use or operation of the Assets after the Closing Date;

              16.3.2 The conduct of the Booking Business (and any other business conducted by the Buyer) after the Closing Date;

              16.3.3 The breach of any of the representations, warranties, covenants, conditions or agreements of Buyer set forth in this Agreement or in any of the Transaction Agreements;

              16.3.4 Any and all liabilities, obligations or commitments of Seller included in the Assumed Liabilities of any nature, whether absolute, accrued, contingent or otherwise; and

              16.3.5 Any employee benefit plan maintained by Buyer.

         16.4 Survival of Representations and Warranties. Either party shall have the right to bring an action with respect to the representations and warranties contained herein for a period of fifteen (15) months following the Closing Date, and upon the expiration of such period such right shall lapse and be of no further force or effect.

         16.5 Limitation on Indemnity. (a) Notwithstanding anything to the contrary contained in this Agreement, neither the Seller nor Arfa shall have any liability or obligation to the Buyer for breach of any representation, warranty, condition, covenant or agreement of the Seller in this Agreement unless, until and only to the extent that the aggregate of all losses for such breaches exceeds One Hundred Eighty Thousand Dollars ($180,000) (the "Threshold Amount"), in which event the Seller and Arfa shall then be jointly and severally liable only for all losses in excess of

Sixty-Five ($65,000) Thousand Dollars (the "Basket Amount").

              (b) Notwithstanding anything to the contrary contained in the
Agreement: (i) the aggregate liability of the Seller for all claims for indemnification asserted pursuant to this Article 16 shall not exceed $2,500,000; and (ii) Arfa and/or the Seller shall be permitted to surrender to Buyer shares of Marquee Group Class A Common Stock, $.01 par value, having an aggregate market value, based on the Closing Price, equal to not less than the amount of any indemnification obligations of Arfa and Seller pursuant to
Article XVI, in payment and satisfaction of their obligations under Article
XVI.

         16.6 Procedures.

              16.6.1 Promptly after the receipt by either party (the "Indemnified Party") of notice of (A) any claim or (B) the commencement of any action or proceeding which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. The failure to give the Indemnifying Party timely notice under this Section 16.6.1 shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party with respect to such claim or litigation, unless such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation.

              16.6.2 If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to Indemnified Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom; provided, however, that the Indemnified Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

              16.6.3 If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate, and the Indemnified Party may compromise or settle such claim or litigation with the Indemnifying Party's consent. The Indemnifying Party shall promptly pay any such settlement of such claim or litigation and shall also promptly reimburse the Indemnified Party for the amount of all expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation.

         16.7 Limitation of Remedies. Anything contained herein to the contrary notwithstanding, except as otherwise set forth herein, the remedies provided for in this Article XVI shall be the sole remedies, contractual or otherwise (whether at law or in equity), of the Buyer, Seller and Arfa with respect to any violation or breach of this Agreement, and shall preclude assertion by such party of any other rights or the seeking of any other remedies against such other party with respect to this Agreement.


                                   ARTICLE 17
                               TERMINATION RIGHTS
                               ------------------

         17.1 Termination. This Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

              (a) if the other party defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained (including, without limitation, such party's obligation to consummate the transactions contemplated herein at the Closing, in accordance with Section 4.1) and such material default shall not be cured within fifteen (15) days of the date of notice of default served by the party claiming such material default; or

              (b) on the first anniversary of this Agreement, if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing of this Agreement;

         17.2 Liability. The termination of this Agreement under Section 17.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination (including, without limitation, the failure to consummate the transactions contemplated herein at the Closing in accordance with Section 4.1). Anything contained herein to the contrary notwithstanding, in the event that Seller shall terminate this Agreement pursuant to Section 17.1(a), the Buyer acknowledges and agrees that it shall comply with terms of
Section 19.2 below.


                                   ARTICLE 18
                     PUT AND CALL PROVISIONS AFTER CLOSING
                     -------------------------------------

         18.1 Put and Call with Respect to the Consideration Stock. The Consideration Stock will be subject to the following put and call provision:

              18.1.1 Put Option. The Seller may, at its option, by written notice given to Buyer any time within thirty (30) days after the first to occur of second anniversary of the Closing Date or an Acceleration Event, elect to transfer and sell to the Buyer up to 75% of the Consideration Stock, free and clear of any and all Encumbrances (other than this Agreement and the other Transaction Agreements) for an aggregate purchase price equal to the ratio of the number of shares of Consideration Stock so transferred to all shares of Consideration Stock multiplied by $2,000,000.

              18.1.2 Put Closing. The closing of any purchase under section
18.1.1 shall be held at a place and date specified by the Buyer by written notice given to Seller not more than twenty (20) days after the Seller shall have exercised the option pursuant hereto; the date of the closing shall not be more than thirty (30) days after the Seller shall have exercised the option pursuant to Section 18.1.1. At the closing, (i) the Seller shall deliver to Buyer a certificate or certificates for the Shares of Consideration Stock so transferred duly endorsed in blank and with all required stock transfer stamps attached, if any, and (ii) Buyer or its designee shall pay to Seller the purchase price for such Shares after first deducting any amounts then outstanding under the Loan as an offset to the Loan. The purchase price shall be payable by wire transfer of immediately available funds to an account specified by the Seller by written notice given to Buyer at least two business days before the closing.

              18.1.3 Call Option. The Buyer (or its assignee) may, at its option, by written notice given to the Seller at any time within thirty (30) days after the first to occur of the second anniversary of the Closing Date or a Pledge Event (as hereinafter defined), elect to purchase from the Seller 50% (and not more than 50%) of the Consideration Stock, less any shares of Consideration Stock previously transferred pursuant to Section 18.1.1, free and clear of any and all Encumbrances (other than this Agreement and the other Transaction Agreements) for an aggregate purchase price equal to the ratio of the number of shares of Consideration Stock so purchased to 75% of the Shares of Consideration Stock multiplied by $2,250,000. The Seller shall be prohibited from causing the Buyer to purchase pursuant to Section 18.1.1 or otherwise conveying that number of shares of Consideration Stock which Buyer has elected to purchase pursuant to this Section 18.1.3 after delivery of a notice by Buyer pursuant to this Section 18.1.3, notwithstanding any prior election by the Seller to exercise its rights pursuant to Section 18.1.1. As used herein, "Pledge Event" shall mean the exercise of Marquee Group's right pursuant to
Section 2(e)(ii) of the Pledge Agreement dated as of the Effective Date between Marquee Group and Arfa.

              18.1.4 Call Closing. The closing or any purchase under Section
18.1.3. shall be held at a place and date specified by the Buyer or its assignee in a written notice given to the Seller not more than ten (10) days after the Buyer or its assignee shall have exercised the option pursuant hereto; the date of the closing shall not be more than thirty (30) days after the Buyer or its assignee shall have exercised the option pursuant to Section
18.1.3. At the closing, (i) the Seller shall deliver to the Buyer or its assignee a certificate or certificates for the Shares of Consideration Stock so purchased, duly endorsed in blank and with all required stock transfer stamps attached, and (ii) the Buyer or its assignee shall pay such holders the purchase price for such Shares of Consideration Stock in accordance with the amount set forth herein after first deducting any amounts then outstanding under the Loan as an offset to the Loan. The purchase price shall be payable by wire transfer of immediately available funds to accounts specified by the Seller by written notice given to the Buyer or its assignee at least two business days before the closing.

         18.2 The Additional Stock shall be subject to the following put and call provisions:

              18.2.1 Put Option. If the Additional Stock is released from the Escrow Account to the Seller, the Seller may, at its option, by written notice given to Buyer any time within thirty (30) days after the first to occur of (a) an Acceleration Event, or (b) the later of the second anniversary of the Closing Date or the date of the release of the Additional Stock from the Escrow Account pursuant to the Escrow Agreement, elect in either case to transfer and sell to the Buyer up to 75% of the Additional Stock, free and clear of any and all Encumbrances (other than this Agreement and the other Transaction Agreements) for an aggregate purchase price equal to the ratio of the number of shares of Additional Stock transferred to all shares of Additional Stock multiplied by $500,000.

              18.2.2 Put Closing. The closing of any purchase under Section
18.2.1 shall be held at a place and date specified by the Buyer by written notice given to Seller not more than twenty (20) days after the Seller shall have exercised the option pursuant hereto; the date of the closing shall not be more than thirty (30) days after the Seller shall have exercised the option pursuant to Section 18.2.1. At the closing, (i) the Seller shall deliver to Buyer a certificate or certificates for all the Shares of Additional Stock duly endorsed in blank and with all required stock transfer stamps attached, if any, and (ii) Buyer shall pay to Seller the purchase price for the Shares after first deducting any amounts then outstanding under the Loan as an offset to the Loan. The purchase price shall be payable by wire transfer of immediately available funds to an account specified by the Seller by written notice given to Buyer at least two business days before the closing.

              18.2.3 Call Option. If the Additional Stock is released from the Escrow Account to the Seller, the Buyer (or its assignee) may, at its option, by written notice given to the Seller at any time within thirty (30) days after the later of the second anniversary of the Closing Date or the date of the release of the Additional Stock from the Escrow Account pursuant to the Escrow Agreement Closing Date, elect to purchase from the Seller 50% (and not more than 50%) of the Additional Stock, less any shares of Additional Stock previously transferred pursuant to Section 18.2.1, free and clear of any and all Encumbrances for an aggregate purchase price equal to the ratio of the number of shares of Additional Stock so purchased to 50% of the Additional Stock multiplied by $750,000. The Seller shall be prohibited from causing the Buyer to purchase pursuant to Section 18.2.1 or otherwise conveying that number of shares of Additional Stock which Buyer has elected to purchase pursuant to this Section 18.2.3 after delivery of a notice by Buyer pursuant to this Section, notwithstanding any prior election by the Seller to exercise its rights pursuant to Section 18.2.1.

              18.2.4 Call Closing. The closing or any purchase under Section
18.2.3 shall be held at a place and date specified by the Buyer in a written notice given to the Seller not more than ten (10) days after the Buyer shall have exercised the option pursuant hereto; the date of the closing shall not be more than thirty (30) days after the Buyer shall have exercised the option pursuant to Section 18.2.3. At the closing, (i) the Seller shall deliver to the Buyer a certificate or certificates for the Shares of Additional Stock so purchased, duly endorsed in blank and with all required stock transfer stamps attached, and (ii) the Buyer shall pay such holders the purchase price for the Shares of Additional Stock in accordance with the amount set forth herein, after first deducting any amounts then outstanding under the Loan as an offset to the Loan. The purchase price shall be payable by wire transfer of immediately available funds to accounts specified by the Seller by written notice given to the Buyer at least two business days before the closing.


                                   ARTICLE 19

                               OTHER PROVISIONS
                               ----------------

         19.1 Specific Performance. Seller recognizes that, in the event Seller refuses to perform the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall, therefore, be entitled in such event, in addition to bringing suit at law or equity for money or other damages, to obtain specific performance of the terms of this Agreement. In any action to enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and agrees that Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.

         19.2 Liquidated Damages. If the Seller terminates this Agreement pursuant to Section 17.1(a) above due to Buyer's breach of any material representation, warranty, covenant or condition hereunder, and Seller is not at that time in breach of any material representation, warranty, covenant or condition hereunder, then Seller would suffer direct and substantial damages, which damages cannot be determined within reasonable certainty. Therefore, because of the expense and delay which would be incurred in such event by Seller, Buyer shall pay to Seller the amount of One Million Dollars ($1,000,000), which amount shall constitute liquidated damages (the "Liquidated Damage Amount"). Buyer shall be required to pay the Liquidated Damage Amount to the Seller by certified check or wire transfer to an account designated by the Seller, after deduction for the Cash Deposit, within two (2) business days after the expiration of all cure periods pursuant to Section 17.1 (a) above. It is understood and agreed that such liquidated damage amount represents Buyer's and Seller's reasonable estimate of actual damages and does not constitute a penalty, except that this liquidated damages provision shall not apply with respect to any breach of Section 10.2 and/or the Confidentiality Agreement. Except with respect to any breach of Section 10.2 or the Confidentiality Agreement, recovery of liquidated damages from the Cash Deposit and from the Buyer pursuant to this Section 19.2 shall be the sole and exclusive remedy of Seller against Buyer for failing to consummate this Agreement on the Closing Date and shall be applicable regardless of the actual amount of damages sustained. In the event that either of the parties hereto bring suit to enforce (or to obtain injunctive relief with respect to) the provisions of Section 10.2, the Confidentiality Agreement, this Section 19.2 or Section 19.1 above, the prevailing party in any such action shall, in

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

addition to any remedies set forth in this Agreement or otherwise at law or in equity, be entitled to recover reasonable attorney's fees from the other party.

         19.3 Class A Common Stock. All references in this Agreement to the Class A Common Stock, $.01 par value, of Marquee Group, Consideration Stock or Additional Stock shall be deemed to include any successor securities issued in replacement therefor or in consideration thereof in connection with any merger, recapitalization or otherwise.

         19.4 Risk of Loss.

              (a) Except as otherwise set forth herein, the risk of loss or damage to any of the Contracts or Assets prior to Closing shall be upon Seller. Seller may replace any such lost Contract or repair, replace and restore any such damaged or lost Asset to its prior condition as soon as possible and in no event later than the Closing Date. If Seller fails to restore or replace such Asset or Contract and Buyer does not elect to terminate this Agreement, Seller shall assign to Buyer at Closing Seller's rights under any insurance policy or pay over to Buyer all proceeds of insurance covering such Contracts or Asset's damage, destruction or loss. If the restoration and replacement of any damaged or destroyed property has not been completed at the time the Closing would otherwise be held, then unless Seller and Buyer otherwise agree, the Closing Date shall be delayed and shall take place within fifteen (15) days after Seller gives written notice to Buyer of completion of the restoration or replacement of such Contract Asset.

              (b) Notwithstanding anything contained herein to the contrary:
(i) the loss of any Contracts or Assets having an aggregate value (as defined in Section 19.4 (c)) of less than Two Hundred Thousand Dollars ($200,000) prior to the Closing shall not be deemed to be a breach of this Agreement and the Purchase Price adjustment in Section 19.4(c) and the termination rights referenced in Section 19.4(b) (iii) shall not become operative; (ii) the loss of any Contracts or Assets having an aggregate value equal to or greater than Two Hundred Thousand Dollars ($200,000) but not in excess of Three Hundred Fifty Thousand Dollars ($350,000) which are not repaired, replaced or restored, as applicable, prior to the Cosing Date (or within 15 days thereafter as contemplated by

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

Section 19.4 (a)), shall result in an adjustment of the Purchase Price pursuant to Section 19.4(c) as the sole and exclusive remedy of the Buyer hereunder contractual or otherwise (whether at law or in equity) and the termination rights referenced in Section 19.4(b)(iii) shall not become operative; and (iii) Seller may only elect to terminate this Agreement pursuant to Article 17 hereof if the aggregate value of such lost Contracts or Assets exceeds Three Hundred Fifty Thousand Dollars ($350,000) and such Assets or Contracts are not repaired, replaced or restored, as applicable, prior to the Closing Date (or within 15 days thereafter as contemplated by Section 19.4 (a)).

              (c) If the Seller loses Contracts having an aggregate value in excess of Two Hundred Thousand Dollars ($200,000) which are not replaced or restored as aforesaid, and the Buyer shall be required to, or shall elect to, consummate the Closing pursuant to this Section 19.4, then each component of the Purchase Price payable upon the Closing Date pursuant to Sections 3.2 and
3.7 shall be adjusted, such adjustment to be equal to the product of such component of the Purchase Price multiplied by a fraction, (i) the numerator of which shall be the Seller's net commission revenues during the preceding three
(3) calendar years from all Contracts other than the Contracts which were not replaced or restored and (ii) the denominator of which shall be Seller's net commission revenues from all Contracts during the preceding three (3) calendar years. For all purposes of this Section 19.4 , the "value" of any Contract shall, in the case of a Contract pertaining to an artist or entertainer, be equal to the average annual net commission revenues generated by such artist or entertainer under such Contract during the preceding three (3) calendar years.

         19.5 Further Assurances. After the Closing, Seller shall from time to time, at the request of and at the expense of Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably requested in order to more effectively consummate the transactions contemplated hereby to vest in Buyer good title to the Assets being transferred hereunder (subject to Permitted Encumbrances), and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively relieve Seller of any obligations being assumed by Buyer hereunder.

         19.6 Joint and Several Liability. Each of Marquee Group and Marquee Music shall be

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

jointly and severally liable for the obligations of the other under this Agreement. Each of Arfa and the Seller shall be jointly and severally liable for the obligations of the other under this Agreement.

         19.7 Disclosure Generally. If, and to the extent, any information required to be furnished in any Schedule is contained herein, in the Exhibits, or in any other Schedule, such information shall be deemed to be included in all Schedules in which it is required to be included.

         19.8 Waiver. No delay or failure by any party hereto in exercising any right, power or privilege under this Agreement, or under any other instrument or document given in connection with or pursuant to this Agreement, shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of any right, power of privilege, or the exercise of any other right, power or privilege.

         19.9 Severability. If any part or any provision of this Agreement shall be invalid or unenforceable under applicable law, said part or provisions shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Agreement which shall be construed as if such invalid parts or provisions had not been inserted, and such invalid or unenforceable provisions shall become and be immediately amended and reformed to include only the portions thereof as are enforceable by the court or such other body having jurisdiction of this Agreement; and the parties agree that such portions as so amended and reformed shall be valid and binding as though any wholly invalid or unenforceable portion had not been included herein.

         19.10 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may voluntarily or involuntarily assign its interest under this Agreement ( directly or indirectly, whether by merger, sale of stock, sale of assets, or otherwise) without the prior written consent of the other party (except that Seller may assign its rights and interest hereunder to Arfa).

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

         19.11 Entire Agreement. This Agreement and the Exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         19.12 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         19.13 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to agreements made and performed wholly therein.

         19.14 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered, given and received on the date of personal delivery or five (5) days after mailing, if mailed by registered or certified first class U.S. mail, postage prepaid and return receipt requested, or on the date of a stamped receipt, if sent by an overnight delivery service, and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Seller, by notifying Buyer, and in the case of Buyer, by notifying Seller:

         To Seller and/or           QBQ Entertainment, Inc.
         Dennis Arfa:               341 Madison Avenue
                                    New York, NY 10017
                                    Attn: Dennis Arfa

         Copy to:                   Grubman Indursky & Schindler, P.C.
                                    152 West 57 Street
                                    New York, NY 10019
                                    Attn: Jess H. Drabkin

         To Buyer:                  The Marquee Group, Inc.
                                    888 7th Avenue, 16th Floor
                                    New York, NY 10019
                                    Attn: Robert Gutkowski

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

         Copy to:                   The Sillerman Companies
                                    150 East 58th Street, 19th Floor
                                    New York, NY 10155
                                    Attn: Kraig G. Fox
















                                 [end of page]


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         19.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                       SELLER:
                                       -------

                                       QBQ ENTERTAINMENT, INC.

                                           /s/ Dennis Arfa
                                       -----------------------------------
                                            Dennis Arfa

                                            /s/ Dennis Arfa
                                       -----------------------------------
                                            Dennis Arfa


                                       BUYER:
                                       ------

                                       THE MARQUEE GROUP, INC.


                                       By: /s/ Robert M. Gutkowski
                                          -------------------------------------
                                          Robert M. Gutkowski
                                          President and Chief Executive Officer

                                       MARQUEE MUSIC, INC.


                                       By: /s/ Robert M. Gutkowski
                                          -------------------------------------
                                          Robert M. Gutkowski
                                          President and Chief Executive Officer

                                       52